EXHIBIT B

The table below specifies the date of the transaction, number of shares, weighted-average purchase price and range of price per share of the Shares of the Issuer purchased by the reporting Person during the past 60 days. The Reporting Person undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of Shares purchased at each separate price. All transactions were effected in the market through brokers.

			Range of Price per Share
Date of Transaction	Number of Shares Acquired	Weighted Average Price per Share	Low	High
May 21, 2025	50,000	$13.63	$13.59	$13.64
May 22, 2025	120,000	$13.23	$13.19	$13.28
May 23, 2025	50,000	$13.03	$13.00	$13.04
May 27, 2025	50,000	$13.20	$13.17	$13.25
May 28, 2025	120,000	$13.17	$13.17	$13.14
May 29, 2025	120,000	$13.02	$12.98	$13.09
May 30, 2025	49,965	$13.24	$13.19	$13.29
June 3, 2025	35,530	$12.97	$12.89	$12.99
June 4, 2025	111,591	$13.41	$13.39	$13.45
June 16, 2025	60,000	$13.94	$13.89	$14.00
June 17, 2025	80,000	$13.79	$13.74	$13.81
June 20, 2025	120,000	$13.27	$13.20	$13.34
June 23, 2025	220,000	$13.22	$13.09	$13.31
June 25, 2025	60,000	$13.14	$13.14	$13.14
June 27, 2025	120,000	$13.34	$13.22	$13.42
June 30, 2025	120,000	$13.10	$13.04	$13.12
July 1, 2025	82,507	$13.14	$13.02	$13.15
July 3, 2025	73,100	$13.91	$13.84	$13.96
July 7, 2025	100,000	$14.12	$14.00	$14.22
July 10, 2025	74,657	$14.76	$14.70	$14.83
July 11, 2025	7,079	$14.95	$14.90	$14.95
July 14, 2025	163,628	$14.96	$14.84	$15.05
July 15, 2025	388,521	$14.67	$14.49	$14.78
July 16, 2025	560,180	$14.74	$14.56	$14.83
July 17, 2025	2,963	$14.99	$14.99	$14.99